GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

GERMAN AMERICAN APPOINTS THOMAS W. SEGER AS NEW DIRECTOR

JASPER, Indiana, August 16, 2010 — The board of directors of German American Bancorp, Inc. (NASDAQ:GABC), has elected Thomas W. Seger to a newly created board seat, effective immediately.  Mr. Seger has also been appointed to the Compensation/Human Resources, Audit and the Credit Risk Management Committees of the board of directors, and to the board of directors (and similar board committees) of the company’s bank subsidiary.

“We’re very excited to have Tom join us as a director,” said U. Butch Klem, Lead Director and Chair of the Governance/Nominating Committee of the German American board of directors. “Tom isn’t a stranger to German American, as he and his family members have been long-time shareholders of our company and business leaders in our communities.  Tom and his family’s knowledge of the agricultural industry on a local, regional, and national level is an extremely valuable asset for our company and for our board.  We are looking forward to Tom’s insights in helping us build value for our shareholders.”

Mr. Seger, age 52, is vice president of Wabash Valley Produce, headquartered in Dubois, Indiana, and president of Simple Transport which is also located in Dubois. He serves on the boards of Brown Produce Company in Farina, Illinois and Ballas Egg Products in Zanesville, Ohio and he shares ownership in Farbest Foods (Huntingburg, Indiana), and JFS Milling (Dubois, Indiana).  Wabash Valley Produce, Farbest Foods and its affiliates serve many Fortune 500 Companies, supplying to them more than 7 million eggs per day and 10 million turkeys annually.

Mr. Seger is also a board member and treasurer of Patoka Valley Health Care Cooperative, which provides managed care to over 30,000 members in southwest Indiana, and is a former member of the board of directors of Memorial Hospital and Health Care Center in Jasper, Indiana.  Tom has a history of leadership in Jasper (Indiana) youth sports and recreation programs.

“I’ve always had a great deal of respect for German American’s board and couldn’t be more pleased to become a director,” said Mr. Seger.  “I’m looking forward to contributing toward its continued growth and success.”

Tom and his wife, Cindy (Hoffman), are the parents of four children: Andy - Chicago, Kelly - Charleston, S.C., and Jordan and Stephanie of Jasper.

GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

ABOUT GERMAN AMERICAN

German American Bancorp, Inc. is a financial services holding company that operates, through its principal banking subsidiary, 30 retail banking offices in 12 contiguous southern Indiana counties.  German American also owns a trust, brokerage and financial planning subsidiary, as well as, a full service property and casualty insurance agency.